EXHIBIT 10.2

GREATER BAY

BANCORP

CHANGE IN CONTROL PAY PLAN II

(Amended and Restated Effective January 1, 2005)

GREATER BAY BANCORP

CHANGE IN CONTROL PAY PLAN II

Amended and Restated Effective January 1, 2005

ARTICLE I

PURPOSE

GREATER BAY BANCORP (the “Company”) established, effective as of January 1,1998, as amended and restated effective as of August 21, 2001, and subsequently amended and restated effective January 1, 2005, a change in control pay plan to provide severance benefits to selected executives who are deemed Eligible Employees and whose employment terminates in connection with a Change in Control. The Company hereby further amends and restates such plan, effective as of January 1, 2005, in accordance with the terms set forth hereunder. The intent of the plan is to ensure all Eligible Employees (as the term is defined herein) have reasonable protection related to any event as specified in this plan.

ARTICLE II

EFFECTIVE DATE

All of the policies and practices of each Member Company regarding severance, or similar payments to Eligible Employees upon their employment termination on account of a Change in Control are hereby superseded by this plan which shall be known as the GREATER BAY BANCORP Change in Control Pay Plan II (the “Plan”), effective January 1, 2005.

ARTICLE III

DEFINITIONS

Section 3.1 Affiliated Company means:

(a)	Any corporation (other than the Company) that is included in a controlled group of corporations, within the meaning of Code Section 414(b), that includes the Company, and

(b)	Any trade or business (other than the Company) that is under common control with the Company within the meaning of Code Section 414(c), and

(c)	Any member (other than the Company) of an affiliated service group, within the meaning of Code Section 414(m), that includes the Company, and

(d)	Any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

Section 3.2 Base Benefit means the severance benefit payable to a Participant in accordance with Articles IV and V of the Plan, the amount of which is based upon such Participant’s Pay and his title or position as of the date he terminates employment with a Member Company on account of a Change in Control.

Section 3.3 Board of Directors means the board of directors of the Company.

Section 3.4 Cause means any of the following that has a material adverse effect upon the Company or any Affiliated Company:

(a)	The Employee’s deliberate violation of any state or federal banking or securities law; or

(b)	The Employee’s deliberate violation of the Bylaws, rules, policies or resolutions of the Company; or

(c)	The Employee’s deliberate violation of the rules or regulations of the California Department of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board of Governors, the Office of the Comptroller of the Currency or any other regulatory agency or governmental authority having jurisdiction over the Company or any Associated Company; or

(d)	The Employee’s conviction of any felony; or

(e)	The Employee’s conviction of a crime involving moral turpitude, fraudulent conduct or dishonest conduct.

Section 3.5 Change in Control means the first to occur of any of the following events:

(a)	Any “person” (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the Company’s capital stock entitled to vote in the election of directors, other than a group of two or more persons not (i) acting in concert for the purpose of acquiring, holding or disposing of such stock or (ii) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over the Company which requires the reporting of any change in control. The acquisition of additional stock by any person who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the capital stock of the Company entitled to vote in the election of directors is not a Change in Control.;

(b)

During any period of not more than twelve (12) consecutive months during which the Company continues in existence, not including any period prior to the adopting of this Plan, individuals who, at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section 3.5) whose appointment to the Board of Directors or nomination for election to the Board of Directors was approved by a vote of at least a majority of the directors then still in office, either were directors at the beginning of the period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)	The effective date of any consolidation or merger of the Company (after all requisite shareholder, applicable regulatory and other approvals and consents have been obtained), other than (i) a consolidation or merger of the Company on which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than 50% of the common stock of the surviving corporation immediately after the consolidation or merger or (ii) a consolidation or merger of the Company with one or more other persons that are related to the Company immediately prior to the consolidation or merger. For purposes of this provision, persons are “related” if one of them owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of the other or a third person owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of each of them;

(d)	The sale or transfer of substantially all of the Company’s assets to one or more persons that are not related (as defined in clause (c) of this Section 3.5) to the Company immediately prior to the sale or transfer.

Section 3.6 Code means the Internal Revenue Code of 1986, as amended.

Section 3.7 Committee means the Benefits Administration Committee appointed by the Compensation Committee of the Company’s Board of Directors.

Section 3.8 Company means GREATER BAY BANCORP.

Section 3.9 Effective Date means January 1, 2005.

Section 3.10 Employee means (1) any full-time employee of a Member Company or (2) any regular part-time employee of a Member Company. For purposes of this Section 3.10, “full-time employee” shall mean an employee of a Member Company who is regularly scheduled to work at least forty (40) hours per week for twelve (12) months each year. Notwithstanding the foregoing, with respect to employees of a Member Company which requires fewer than forty (40) hours per week for classification as a full-time employee, “full-time employee” shall be defined according to such Member Company’s administrative policy and practice. “Regular part-time” employee shall mean any employee of a Member Company who is regularly scheduled to work at least twenty (20) hours per week for twelve (12) months each year, but fewer hours than necessary to classify him as a full-time employee.

Section 3.11 Eligible Employee means an Employee who is a key executive of a Member Company and who is eligible to participate in the Plan. The only Employees who are deemed “Eligible Employees” for purposes of the Plan are the members of the Company’s Managing Committee who are employees of a Member Company.

Section 3.12 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Section 3.13 Leave of Absence means a period of absence from regular employment which is approved by the Member Company in a non-discriminatory manner for reasons such as, but not limited to, sickness, disability, education, jury duty, convenience to the Company, maternity or paternity leave, family leave, or for periods of military duty during which the Employee’s reemployment rights are protected by law or contract.

Section 3.14 Member Company means the Company or an Affiliated Company, provided that the Compensation Committee of the Company’s Board of Directors consents to the participation of any such Affiliated Company in the Plan with respect to Eligible Employees of such Affiliated Company.

Section 3.15 Participant means an Employee who satisfies the requirements under Section 4.1 of the Plan.

Section 3.16 Pay means an Eligible Employee’s current annual rate of regular base salary or wages on the date of termination of employment with a Member Company and the average of the annual and/or incentive bonuses paid to an Eligible Employee over the three years immediately preceding the date of his termination of employment on account of a Change in Control, excluding all other extra pay such as overtime, commissions, premiums, supplements, imputed income and living, auto or other allowances.

Section 3.17 Plan means the Greater Bay Bancorp Change in Control Pay Plan II.

Section 3.18 Plan Year means each twelve (12) consecutive month period from January 1 through December 31.

ARTICLE IV

ELIGIBILITY FOR BENEFITS

Section 4.1 Employees Eligible for Severance Benefits. Except as provided in this Section 4.1 and in Section 4.2 and subject to Section 5.6, an Eligible Employee whose employment is terminated by a Member Company on or after the Effective Date shall be eligible for a Base Benefit if:

(a)	Subject to Section 4.2, the Eligible Employee’s employment is terminated as a result of a Change in Control within three (3) years of the effective time of the Change in Control (the “effective time” of the Change in Control will have the same meaning provided in Section 7.2); and

(b)	The Eligible Employee’s employment is not terminated for Cause; and

(c)	The Employee executes a waiver and release agreement in such form as determined by the Committee (the “Waiver and Release Agreement”) and returns the Waiver and Release Agreement to the Member Company within the time period (not to exceed 45 days or such longer period as may be required by applicable law) specified in the Waiver and Release Agreement.

Section 4.2 Employees Not Eligible For Severance Benefits. An Eligible Employee shall not be entitled to a Base Benefit set forth in Article V if:

(a)	The Employee has in force an employment contract or executive severance agreement with a Member Company which includes provision for the payment of severance benefits upon the termination of his employment with the Member Company upon a Change in Control, unless such severance benefits are less than the Base Benefit provided for in the Plan (in which case the Employee shall be entitled to the Benefit Base provided in the Plan in lieu of the severance benefits provided under such agreement); or

(b)	The Eligible Employee is offered employment by the successor employer in the same position or in another position of comparable pay and status to the position he held immediately prior to the effective date of the Change in Control, or the Eligible Employee is offered employment by a Member Company in another position of comparable pay and status to the position held immediately prior to the Change in Control, regardless of whether he accepts the offer; or

(c)	The Eligible Employee’s employment is involuntarily terminated for Cause (an Eligible Employee whose employment is terminated for poor work performance shall be eligible to receive severance benefits under the Plan); or

(d)	The Eligible Employee fails to perform his regular assigned job duties through the date specified by a Member Company as his termination date; or

(e)	The Eligible Employee fails to return a properly executed Waiver and Release Agreement on a timely basis.

For purposes of this Section 4.2, a “position of comparable pay and status” shall mean a position with not less than one hundred percent (100%) of the Pay, bonus opportunity and benefits of the position held by the Eligible Employee prior to his termination of employment and with a similar scope of duties and responsibilities to such prior position. In addition, a position will not be considered a position of comparable pay and status if (i) an Eligible Employee is required to increase his normal commuting miles to reach a new worksite, and (ii) the normal commuting from his home to the new worksite exceeds 35 miles each way. Notwithstanding the foregoing, the Committee reserves the right to make decisions based on the facts and circumstances of individual cases as to whether a position is of comparable pay and status to that held by an Eligible Employee prior to his employment termination, provided that the Eligible Employee may appeal any such decision pursuant to the provisions of Section 6.5.

ARTICLE V

SEVERANCE BENEFITS

Section 5.1 Calculation of Severance Benefit. Subject to the provisions of Section 4.1 and 4.2, a Participant whose employment is terminated (or constructively terminated by not being offered a “position of comparable pay and status” as defined in Section 4.2) as a result of a Change in Control, shall be entitled to receive a Base Benefit under this Plan equal to thirty (30) months of Pay.

Participants entitled to a Base Benefit shall also receive the following severance benefits: (1) for the length of the severance period, health (or COBRA coverage) and life insurance benefits under the Company’s group plans then in effect on terms offered to current employees; (2) outplacement services deemed appropriate by the Committee; and (3) a pro-rated bonus for work performed during the year in which the Change in Control occurs. The pro-rated bonus shall be an amount equal to the average of the annual incentive bonuses for the three-year period immediately preceding the date of termination, pro-rated for the number of months the Participant was employed during the year of termination, subject to the Participant receiving at least a satisfactory performance evaluation.

Section 5.2 Indemnity.

(a)	In the event it shall be determined that any payment by the Company to or for the benefit of a Participant pursuant to the terms of this Plan (a “Payment”) would subject a Participant to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by a Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by such Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, such Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

(b)

Subject to the provisions of the next paragraph, all determinations required to be made under this Plan, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Committee (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Plan, shall be paid by the Company to the Participant within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to the next paragraph and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

(c)

As a condition to indemnification hereunder, each Participant must notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of the Gross-Up Payment and comply with the rules in this paragraph (c) and in paragraph (d). Such notification shall be given as soon as practicable but not later than ten business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant must: (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting representation with respect to such claim by an attorney or accountant reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax

(including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant must prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis, and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

(d)	If, after the receipt by the Participant of an amount advanced by the Company pursuant to this letter agreement, the Participant becomes entitled to receive any refund with respect to such claim, the Participant must (subject to the Company’s complying with the requirements of the preceding paragraph) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to the preceding paragraph, a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial or refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

Section 5.3 Payment of Benefits. The Plan shall pay severance benefits to a Participant whose employment is terminated on account of a Change in Control in the form of equal installments payable over the number of months of Pay in the Participant’s Benefit Base, not to exceed twenty-four (24) months; provided, however, for a Participant whose Benefit Base is less than $5,000, severance benefits shall be paid in the form of a lump sum. The Plan shall make lump sum distributions as soon as administratively practicable and in no event later than thirty (30) days following the receipt by the Company of a timely and properly executed Waiver and Release Agreement. The Plan shall make installment payments in accordance with the Member Company’s normal payroll schedule beginning with the first payroll date as soon as administratively practicable following receipt by the Company of a timely and properly executed Waiver and Release Agreement. Notwithstanding the foregoing, if any payment otherwise would be made within six months following a Participant’s termination of employment to such Participant who is a “specified employee” as defined for purposes of Code Section 409A, then such payment shall be delayed and paid on the first day of the seventh calendar month following such termination of employment.

Section 5.4 Payment Offset. A Member Company reserves the right to offset the benefits payable under Sections 5.1 by any advance, loan or other monies a Participant owes the Member Company. All applicable federal, state and local taxes shall be withheld from all severance payments.

Section 5.5 Unfunded Plan. The obligations of the Company under this Plan may be funded through contributions to a trust or otherwise, but the obligations of the Company are not required to be funded under this Plan unless required by law. Nothing contained in this Plan shall give a Participant any right, title or interest in any property of the Company.

Section 5.6 Prohibition against Certain Payments. Notwithstanding any provision of the Plan to the contrary, no Participant shall be entitled to receive, and a Member Company shall not pay, any amount under this Plan that is prohibited by Section 359.1(h) of the Federal Deposit Insurance Corporation Rules and Regulations(“FDIC Rules and Regs”).

ARTICLE VI

ADMINISTRATION

Section 6.1 Plan Administration. The Company shall be the administrator of the Plan for purposes of Section 3(16) of ERISA and shall have responsibility for complying with any ERISA reporting and disclosure rules applicable to the Plan for any Plan Year.

Section 6.2 Plan Committee. In all respects other than as provided in Section 6.1, the Plan shall be administered and operated by the Committee. The Committee shall have all powers necessary to supervise the administration of the Plan and control its operations. In addition to any powers and authority conferred to the Committee elsewhere in the Plan or by law, the Committee shall have, by way of illustration but not by way of limitation, the following discretionary powers and authority:

(a)	To allocate fiduciary responsibilities among the named fiduciaries and to designate one or more other persons to carry out fiduciary responsibilities. However, no allocation or delegation under this Section 6.2(a) shall be effective until the person or persons to whom the responsibilities have been allocated or delegated agree to assume the responsibilities;

(b)	To designate agents to carry out responsibilities relating to the Plan, other than fiduciary responsibilities;

(c)	To employ such legal, accounting, clerical, and other assistance as it may deem appropriate in carrying out the provisions of this Plan, including one or more persons to render advice with regard to any responsibility any fiduciary may have under the Plan;

(d)	To establish rules and procedures from time to time for the conduct of the Committee’s business and the administration and effectuation of this Plan;

(e)	To administer, interpret, construe and apply this Plan. To decide all questions which may arise or which may be raised under this Plan by any Employee, Participant, former Participant or other person whatsoever, including but not limited to all questions relating to eligibility to participate in the Plan, the amount of service of any Participant, and the amount of benefits to which any Participant may be entitled;

(f)	To determine the manner in which the severance benefits of this Plan, or any part thereof, shall be administered; and

(g)	To perform or cause to be performed such further acts as it may deem to be necessary, appropriate or convenient in the efficient administration of the Plan.

Any action taken in good faith by the Committee in the exercise of discretionary authority conferred upon it by this Plan shall be conclusive and binding upon the Participants. All discretionary powers conferred upon the Committee shall be absolute. However, all discretionary powers shall be exercised in a uniform and nondiscriminatory manner.

Section 6.3 Named Fiduciary. The members of the Committee shall be named fiduciaries with respect to this Plan for purposes of Section 402 of ERISA.

Section 6.4 Indemnification of Committee. The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless each member of the Committee and each other fiduciary with respect to this Plan for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such fiduciary’s gross negligence or willful misconduct. A fiduciary shall not be responsible for any breach of responsibility of any other fiduciary except to the extent provided in Section 405 of ERISA.

Section 6.5 Claims Procedure.

(a)	Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Committee in writing by an applicant (or his authorized representative). The address for the Committee is:

Plan Committee

Greater Bay Bancorp

1900 University Avenue, Suite 600

East Palo Alto, CA 94303

(b)	Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Committee must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i)	the specific reason or reasons for the denial;

(ii)	references to the specific Plan provisions upon which the denial is based;

(iii)	a description of any additional information or material that the Committee needs to complete the review and an explanation of why such information or material is necessary; and

(iv)	an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following a denial on review of the claim, as described in Section 6.5(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Committee receives the application, unless special circumstances require an extension of time, in which case, the Committee has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Committee is to render its decision on the application.

(c)	Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Committee within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Plan Committee

Greater Bay Bancorp

1900 University Avenue, Suite 600

East Palo Alto, CA 94303

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his representative) shall have the opportunity to submit (or the Committee may require the applicant to submit) written comments, documents, records, and other information relating to his claim. The applicant (or his representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)	Decision on Review. The Committee will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Committee is to render its decision on the review. The Committee will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Committee confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i)	the specific reason or reasons for the denial;

(ii)	references to the specific Plan provisions upon which the denial is based;

(iii)	a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his claim (excluding those protected by legal privilege); and

(iv)	a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA.

(e)	Rules and Procedures. The Committee will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Committee may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)	Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 6.5(a) above, (ii) has been notified by the Committee that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 6.5(c) above, and (iv) has been notified that the Committee has denied the appeal. Notwithstanding the foregoing, if the Committee does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 6.5, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

ARTICLE VII

AMENDMENT AND TERMINATION

Section 7.1 Before Change in Control. This Plan may be amended from time to time, or terminated at any time at the discretion of the Board of Directors by a written resolution adopted by a majority of the Board of Directors, provided, however, that no amendment or termination shall adversely affect the right of a Participant to receive a severance benefit that the Participant has accrued on account of his termination of employment as a result of a Change in Control.

Section 7.2 After Change in Control. Notwithstanding the foregoing, the Plan may not be amended or participation discontinued after the effective time of a Change in Control. For purposes of this Plan, the “effective time” of a Change in Control shall have the same meaning provided in the agreement governing the transactions which give rise to the Change in Control.

ARTICLE VIII

GENERAL

Section 8.1 Payment Out of General Assets. The benefits and costs of this Plan shall be paid by a Member Company out of its general assets.

Section 8.2 Welfare Benefit Plan. This Plan is intended to be an employee welfare benefit plan, as defined in Section 3(1), Subtitle A of Title 1 of ERISA. The Plan will be interpreted to effectuate this intent.

Section 8.3 Gender. The masculine pronoun shall include the feminine pronoun and the feminine pronoun shall include the masculine pronoun and the singular pronoun shall include the plural pronoun and the plural pronoun shall include the singular pronoun, unless the context clearly indicates otherwise.

Section 8.4 Limitation on Participant’s Rights. Nothing in this Plan shall be construed to guarantee terminated Eligible Employees any right to be recalled or rehired by a Member Company.

Section 8.5 Severability. If any provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts, which shall be enforced as if the illegal or invalid provision had not been included in this Plan.